Exhibit 4.1(c)

MARCH 2018 AMENDMENT TO CONVERTIBLE PROMISSORY NOTE

THIS MARCH 2018 AMENDMENT TO CONVERTIBLE PROMISSORY NOTE SERIES 2016 (the “March 2018 Amendment”) is made effective as of March 23, 2018 (the “Effective Date”) by and between Drone Aviation Holding Corp., a Nevada corporation (the “Company”) and _____________ (the “Holder”) (collectively the “Parties”).

BACKGROUND

A. The Company and Holder are the parties to that certain Convertible Promissory Note Series 2016, originally issued by the Company to the Holder on September 29, 2016, in the original principal amount of $1,500,000.00 (the “Note”);

B. The Parties amended the Note on August 3, 2017 pursuant to the terms of an Amendment to Convertible Promissory Note (the “August 2017 Amendment”);

C. The Parties amended the Note on November 9, 2017 pursuant to the terms of an Amendment to Convertible Promissory Note (the “November 2017 Amendment”);

D. The Parties desire to further amend the Note as amended by the August 2017 and November 2017 Amendments, as set forth below.

NOW THEREFORE, in consideration of the execution and delivery of the March 2018 Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.  Extension of Maturity Date. The Maturity Date of the Note shall be extended to October 1, 2020.

IN WITNESS WHEREOF, the parties hereto have executed this November 2017 Amendment as of the date first above written.

DRONE AVIATION HOLDING CORP.

By:		By:
Kendall W. Carpenter
Chief Financial Officer